UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2013

Teletouch Communications, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-13436	75-2556090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5718 Airport Freeway, Fort Worth, Texas 76117

(Address of Principal Executive Office) (Zip Code)

(800) 232-3888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

The information set forth under Item 5.03 in this Form 8-K is incorporated herein by reference.

Item 5.03           Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 22, 2013, Teletouch Communications, Inc., a Delaware corporation (the “Company”), received a written communication on behalf of Stratford Capital Partners, L.P. (“Stratford”) and Retail & Restaurant Growth Capital, L.P. (“RRGC”, together, ”Stratford/RRGC”), submitting written consents of certain shareholders of the Company (the “Consent of Shareholders”) relating to the following proposals:

Proposal No. 1 - Repeal any provision of the Company’s By-Laws in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws incorporated by reference to Amendment No. 1 to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2012;

Proposal No.2 - Remove without cause five (5) members of the Company's Board of Directors (the "Board"), Clifford E. McFarland, Henry Y. L. Toh, Marshall G. Webb, Terry K. Dorsey, Ph.D. and Ronald L. Latta, Jr., including any person (other than the Nominees identified below) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships after the Record Date and prior to the effectiveness of these proposals;

Proposal No. 3 - Amend Article II, Section 2.2 of the Bylaws to provide that any vacancies on the Board resulting from the removal of directors by the stockholders of the Company shall be filled exclusively by the stockholders of the Company; and

Proposal No. 4 - Elect Joseph L. Harberg, Raymond C. Hemmig, Scott M. Kleberg, David W. Knickel and Charles Daniel Yost (collectively, the "Nominees"), to serve as directors of the Company as follows: David W. Knickel and Joseph L. Harberg to serve as Class II directors with terms expiring at the 2012 Annual Meeting of Stockholders, Charles Daniel Yost to serve as a Class III director with a term expiring at the 2013 Annual Meeting of Stockholders and Scott M. Kleberg and Raymond C. Hemmig to serve as Class I directors with terms expiring at the 2014 Annual Meeting of Stockholders.

Stratford/RRGC voted 17,610,000 and 11,740,000 shares of the Company’s common stock each entity beneficially owns on each of the Proposals above, respectively, and Lazarus Investment Capital Partners LLLP voted 5,285,397 shares of the Company’s common stock on the same proposals, which, in toto, represent approximately 71.1% of the Company’s outstanding common stock as of March 22, 2013; as of the same date, the Company had 48,742,335 shares of common stock outstanding. According to the Consent of Shareholders, the date of the Consent of Shareholders and the effective date of the foregoing actions were March 22, 2013.

According to the Consent of Shareholders, the actions were undertaken pursuant to Section 228 of the Delaware General Corporate Law and of the Company’s Certificate of Incorporation, as amended to date (the “Certificate”). Specifically, Article III, Section 3 of the Certificate states, in part, that the entire Board may be removed, with or without cause, by the vote of the holders of not less than two-thirds of the shares of the Company’s outstanding common stock entitled to vote in an election of directors.

As previously disclosed in Stratford/RRGC’s Schedule 13D filings, as amended to date (the “Schedule 13D”), the Schedule 13D filing parties have been in disagreement with certain policies of the Board. On August 24, 2010, Stratford/RRGC, acting together, submitted a shareholder proposal to the Company for consideration at the Company’s 2010 Annual Meeting of Shareholders seeking the appointment of its representatives to the Board. Subsequently, Stratford/RRGC decided to withdraw the proposal from consideration. In July 2012, Stratford/RRGC again submitted a similar shareholder proposal to the Company in connection with the 2012 Annual Meeting of Shareholders. Of the Nominees, David W. Knickel is Vice-President of Stratford, Raymond Hemmig is Chairman and Chief Executive Officer of RRGC, and Joseph L. Harberg is President of RRGC; Messrs. Yost and Kleberg were previously nominated by Stratford/RRGC to the Board in connection with the Company’s prior shareholder meetings. Messrs. Yost and Kleberg are also parties to a certain Nominating Agreement with Stratford/RRGC pursuant to which they agreed, among other things, to be nominees and serve on the Board and provide certain information to Stratford/RRGC as may be required.

As of the date hereof, no Board committee membership assignment has been made. However, at the time of this disclosure, Messrs. Yost and Kleberg are expected to be named to the Audit Committee, Messrs. Yost, Harberg and Knickel – to the Compensation Committee and Messrs. Hemmig, Knickel and Kleberg – to the Nominating and Corporate Governance Committee of the Board.

There are no family relationships between the new directors and the Company’s executive officers. Further, there are no transactions involving the Company and such persons which transaction would be reportable pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. If and to the extent eligible, the new directors will be able to participate in all compensatory plans or arrangements that may be available for Board members.

[The foregoing description of the Consent of Shareholders is qualified in its entirety by the text of the Consent of Stockholders set forth in the attached Exhibit 99.1, which is incorporated herein by this reference.]

Item 9.01           Exhibits

[99.1    Consent of Shareholders dated March 22, 2013.]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Teletouch Communications, Inc.

By:	/s/ Douglas E. Sloan
Title: Chief Financial Officer

Date: March 28, 2013